Exhibit 10.62

Execution Copy

THIRD AMENDMENT AND RESTATEMENT AGREEMENT

DATED 29 March 2011

in respect of the

US$1,000,000,000 MULTICURRENCY

REVOLVING FACILITY AGREEMENT

dated 6 May 2008

as amended and restated on 9 April 2009 and on

30 March 2010 (effective as of 8 April 2010)

between

DEUTSCHE BÖRSE AG

and

CLEARSTREAM BANKING S.A.

as Borrowers

BNP PARIBAS AND DEUTSCHE BANK AG

as Mandated Lead Arrangers

DEUTSCHE BANK LUXEMBOURG S.A.

as Agent

and

OTHERS

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

THIS AGREEMENT (the “3rd Amendment”) is dated 29 March 2011 and made

BETWEEN:

(1)	CLEARSTREAM BANKING S.A., a public limited liability company incorporated under the laws of Luxembourg as a société anonyme, with registered office at 42, avenue J.F. Kennedy, L-1855 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-9248 (“Clearstream”) and DEUTSCHE BÖRSE AG (“DBAG”) (the “Borrowers”);

(2)	BNP PARIBAS and DEUTSCHE BANK AG as mandated lead arrangers (whether acting individually or together the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) of the Principal Agreement as lenders (the “Original Lenders”); and

(4)	DEUTSCHE BANK LUXEMBOURG S.A., a Luxembourg credit institution incorporated under the laws of Luxembourg as a société anonyme, with registered office at 2, boulevard Konrad Adenauer, L-1115 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-9164 as agent of the other Finance Parties (the “Agent”).

WHEREAS:

(a)	This 3rd Amendment is supplemental to the multicurrency revolving facility agreement dated 6 May 2008 (as amended and restated on 9 April 2009 and on 30 March 2010 (effective as of 8 April 2010), the “Principal Agreement”) between, inter alia, the Borrowers, the Arrangers, the Agent and the Original Lenders.

(b)	In their letter delivered to the Agent on 24 February 2011 (the “Request Letter”), the Borrowers requested the Lenders to extend the Termination Date for the third time in accordance with Clause 7.2 (Extension Option) of the Principal Agreement which the undersigned Lenders agreed to on the terms and subject to the conditions set out in this 3rd Amendment.

(c)	In the Request Letter, the Borrowers requested the parties to the Principal Agreement to amend certain provisions thereof. The parties wish to amend and restate the Principal Agreement in its entirety on the terms and subject to the conditions set out in this 3rd Amendment.

IT IS AGREED as follows:

1.	INTERPRETATION

Subject to the terms of this 3rd Amendment, words and expressions defined in the Principal Agreement shall have the same meanings in this 3rd Amendment.

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

2.	AMENDMENTS TO PRINCIPAL AGREEMENT

Subject to the Agent confirming satisfaction of the conditions precedent set out in Schedule 2 (Conditions Precedent) to the restated Principal Agreement, with effect from 7 April 2011 the Principal Agreement shall be amended and restated as set out in the Schedule (Amended and Restated U.S.$1,000,000,000 Multicurrency Revolving Facility Agreement) to this 3rd Amendment.

3.	EXTENSION FEE

On the terms of paragraph (g) of Clause 7.2 (Extension Option) of the Principal Agreement, the Borrowers shall pay to each relevant Lender the extension fee (the “Extension Fee”) referred to in the Request Letter on the earlier of (i) 5 Business Days after the date of this 3rd Amendment and (ii) the first Utilisation taking place after the date of this 3rd Amendment.

4.	RATIFICATION OF PRINCIPAL AGREEMENT

The Principal Agreement as amended and restated by this 3rd Amendment is ratified and confirmed.

5.	COUNTERPARTS

This 3rd Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	FINANCE DOCUMENTS

Pursuant to the terms of the Principal Agreement, this 3rd Amendment is hereby designated as a “Finance Document”.

7.	GOVERNING LAW AND JURISDICTION

(a)	This 3rd Amendment shall be governed by, and shall be construed in accordance with, English law.

(b)	The provisions of Clause 31 (Partial Invalidity) and 37 (Governing Law) of the Principal Agreement shall be incorporated into this 3rd Amendment, mutatis mutandis, as if such clause was set out in full save that references in the Principal Agreement to “this Agreement” shall be construed as references to this 3rd Amendment.

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

SIGNATORIES

The Borrowers

Clearstream Banking S.A.

Address:	42 Avenue JF Kennedy L-1855 Luxembourg

Fax:	+352 24 33 8220

Attention:	Laurent Daniel

By	/s/ illegible

Deutsche Börse AG

Address:	Neue Börscnstrasse 1 60487 Frankfurt am Main Germany

Fax:	+49 69 211 14241

Attention:	Chief Financial Officer

By	/s/ illegible

By	/s/ Gregor Pottmeyer
Name: Gregor Pottmeyer

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

The Arrangers

BNP Paribas

Address:	BNP Paribas 10 Harewood Avenue London NW1 6AA

By	/s/ Mark Pegrum	/s/ Sue Mingay
	Name: Mark Pegrum	Name: Sue Mingay

Deutsche Bank AG

Address:	Deutsche Bank AG Grosse Gallustrasse 10-14 60311 Frankfurt Germany

By	/s/ Feyerabend Hornung
Name: Feyerabend Hornung

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

The Original Lenders

BNP Paribas Succursale de Luxembourg

Address:	BNP Paribas Succursale de Luxembourg 50 avenue J.F. Kennedy L-2951 Luxembourg

By	/s/ Dominque Goulem	/s/ Stephanie Majchrzak-Gilot
	Name: Dominque Goulem	Name: Stephanie Majchrzak-Gilot

Deutsche Bank Luxembourg S.A.

Address:	2 boulevard Konrad Adenauer L-1115 Luxembourg Grand Duchy of Luxembourg

By	/s/ Christoph Koch	/s/ Inge Palzer
	Name: Christoph Koch	Name: Inge Palzer

Commerzbank Aktiengesellschaft, Filiale Luxemburg

By	/s/ A. Stockemer	/s/ Bianca Bahn
	Name: A. Stockemer	Name: Bianca Bahn

Barclays Bank PLC

By	/s/ John Hopper
Name: John Hopper

UniCredit Luxembourg, S.A.

By	/s/ Erwin Moos	/s/ Brigitte Relchert
	Name: Erwin Moos	Name: Brigitte Relchert

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

Intesa Sanpaolo S.p.A., Frankfurt Branch

By	/s/ Oliva Rücker
Name: Oliva Rücker

JPMorgan Chase Bank, N.A.

By	/s/ Clare Johns
Name: Clare Johns

Lloyds TSB Bank plc, Belgium

By	/s/ Francesco Gesa	/s/ Baudouin Benfante
	Name: Francesco Gesa	Name: Baudouin Benfante

Morgan Stanley Bank, N.A.

By	/s/ Charles C. O’Brien
Name: Charles C. O’Brien

Bank of Montreal Ireland plc

By	/s/ Neil Ward	/s/ Finbarr Farrell
	Name: Neil Ward	Name: Finbarr Farrell

Danske Bank A/S

By	/s/ Yesper Christensen	/s/ Ole Hatting
	Name: Yesper Christensen	Name: Ole Hatting

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

DZ Bank AG

By	/s/ B. Eifest	/s/ Doreen Schouppe
	Name: B. Eifest	Name: Doreen Schouppe

ING Bank N.V.

By	/s/ R.H.W. LeCoultre	/s/ C. Vanden Berge
	Name: R.H.W. LeCoultre	Name: C. Vanden Berge

Sumitomo Mitsui Banking Corporation

By	/s/ Harald Wimmer	/s/ Stefanie Klein
	Name: Harald Wimmer	Name: Stefanie Klein

The Bank of Tokyo-Mitsubishi UPJ, Ltd.

By	/s/ Andrew Trenouth
Name: Andrew Trenouth

Citibank International plc

By	/s/ Valentin Garger
Name: Valentin Garger

Banco Bilbao Vizcaya Argentaria, S.A.

By	/s/ Ignard Ybarra Aznar	/s/ Juan Hernandez Delacruz
	Name: Ignard Ybarra Aznar	Name: Juan Hernandez Delacruz

Banque et Caisse d’Epargne de l’Etat, Luxembourg

By	/s/ Jean Laux	/s/ Jean Hoffmann
	Name: Jean Laux	Name: Jean Hoffmann

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

Skandinaviska Enskilda Banken AB (publ)

By	/s/ Karen Lindblad	/s/ Per Engstrom
	Name: Karen Lindblad	Name: Per Engstrom

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

The Agent

Deutsche Bank Luxembourg S.A.

Address:	2 boulevard Konrad Adenauer
L-1115 Luxembourg

Fax:	+352 42 122 95771

Attention:	International Loans & Agency Services

By	/s/ illegible

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797  8 [FRANKFURT]

THE SCHEDULE

AMENDED AND RESTATED

U.S.$1,000,000,000 MULTICURRENCY

REVOLVING FACILITY AGREEMENT

originally dated 6 May 2008

and as amended and restated on 9 April 2009 and on 30 March 2010 (effective as of 8 April

2010) and on 29 March 2011

for

DEUTSCHE BÖRSE AG

and

CLEARSTREAM BANKING S.A.

as Borrowers

BNP PARIBAS AND DEUTSCHE BANK AG

as Mandated Lead Arrangers

DEUTSCHE BANK LUXEMBOURG S.A.

as Agent

and

OTHERS

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797_8 [FRANKFURT]

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	THE FACILITY	13

3.	PURPOSE	13

4.	CONDITIONS OF UTILISATION	14

5.	UTILISATION	15

6.	OPTIONAL CURRENCIES	16

7.	REPAYMENT	17

8.	PREPAYMENT AND CANCELLATION	18

9.	INTEREST	21

10.	INTEREST PERIODS	22

11.	CHANGES TO THE CALCULATION OF INTEREST	22

12.	FEES	23

13.	TAX GROSS UP AND INDEMNITIES	25

14.	INCREASED COSTS	28

15.	OTHER INDEMNITIES	29

16.	MITIGATION BY THE LENDERS	30

17.	COSTS AND EXPENSES	31

18.	REPRESENTATIONS	31

19.	INFORMATION UNDERTAKINGS	35

20.	GENERAL UNDERTAKINGS	39

Project Clarity - Revolving Facility Agreement (3rd extension)

Dokument: 1759797_8 [FRANKFURT]

21.	EVENTS OF DEFAULT	45

22.	CHANGES TO THE LENDERS	49

23.	CHANGES TO THE BORROWERS	52

24.	ROLE OF THE AGENT AND THE ARRANGER	53

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	58

26.	SHARING AMONG THE FINANCE PARTIES	58

27.	PAYMENT MECHANICS	59

28.	SET-OFF	62

29.	NOTICES	62

30.	CALCULATIONS AND CERTIFICATES	64

31.	PARTIAL INVALIDITY	64

32.	REMEDIES AND WAIVERS	64

33.	AMENDMENTS AND WAIVERS	65

34.	COUNTERPARTS	66

35.	CONFIRMATION PURSUANT TO SECTION 8 GERMAN MONEY LAUNDERING ACT (GESETZ ÜBER DAS AUFSPÜREN VON GEWINNEN AUS SCHWEREN STRAFTATEN)	66

36.	CONFIRMATION PURSUANT TO CHAPTER 2 OF THE LUXEMBOURG MONEY LAUNDERING ACT (LOI DU 12 NOVEMBRE 2004 RELATIVE A LA L UTTE CONTRE LE BLANCHIMENT ET CONTRE LE FINANCEMENT DU TERRORISME)	66

37.	GOVERNING LAW	66

38.	ENFORCEMENT	66

THIS AGREEMENT is dated 6 May 2008 (as amended and restated on 9 April 2009 and on 30 March 2010 (effective as of 8 April 2010) and on 29 March 2011) and made

BETWEEN:

(1)	CLEARSTREAM BANKING S.A., a public limited liability company incorporated under the laws of Luxembourg as a société anonyme, with registered office at 42, avenue J.F. Kennedy, L-1855 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-9248 (“Clearstream”) and DEUTSCHE BÖRSE AG (“DBAG”) (the “Borrowers”);

(2)	BNP PARIBAS and DEUTSCHE BANK AG as mandated lead arrangers (whether acting individually or together the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(4)	DEUTSCHE BANK LUXEMBOURG S.A., a Luxembourg credit institution incorporated under the laws of Luxembourg as a société anonyme, with registered office at 2, boulevard Konrad Adenauer, L-1115 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-9164 as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“3rd Amendment” means the third amendment and restatement agreement dated [    ] 2011 relating to this Agreement.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “U.S.$” means United States dollars.

“Base Currency Amount” means, unless a contrary indication appears, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Borrowers’ Agent” means Clearstream or (following at least 5 days’ prior notification by Clearstream to the Agent) DBAG.

“Borrower Proportion” means, in respect of any relevant payment or indemnity:

(a)	if both Clearstream and DBAG have any amounts outstanding under the Facility or if neither Clearstream or DBAG have any amounts outstanding under the Facility, that each of Clearstream and DBAG will be responsible for 50 per cent. of such payment or indemnity; and

(b)	if either Clearstream or DBAG (but not both) has any amounts outstanding under the Facility, that such Borrower with any amount outstanding will be responsible for 100 per cent. of such payment or indemnity.

“Break Costs” means the amount (if any) by which:

(a)	the LIBOR or (as the case may be) EURIBOR element of interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the

Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg and Frankfurt and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Central Bank” means the Banque Centrale de Luxembourg.

“Clearstream Default” means a Clearstream Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be a Clearstream Event of Default.

“Clearstream Event of Default” means any Event of Default that occurs with respect to Clearstream or any other member of the Clearstream Group.

“Clearstream Group” means Clearstream and its Subsidiaries from time to time.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form recommended by the LMA from time to time or in any other form agreed between the Borrowers’ Agent and the Agent.

“DBAG Event of Default” means any Event of Default that occurs with respect to DBAG or any other member of the DB Ex Group.

“DB Ex Group” means, at any relevant time, the Group excluding the Clearstream Group.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Eligible Assets” means, in relation to Clearstream and at any time, its bond portfolio which represents the investment of part of its own capital funds and which includes repurchase agreements or other short-term papers purchased or acquired by Clearstream as a short-term investment of its cash deposits.

“EUREX” means EUREX (being the joint platform for derivatives trading in Germany and Switzerland) or any platform for derivatives trading in Germany and Switzerland that replaces EUREX.

“Eurex Group” means Eurex Zürich AG and its Subsidiaries.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“EUR” or “€” means euro.

“Euro Amount” means, for the purposes of paragraph (b)(v) of Clause 5.3 (Currency and Amount), in respect of any outstanding Loans and any Loans that are due to be made which in each case are not denominated in euro the amount of such Loan or Loans converted into euro at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date of the proposed Loan.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means a letter dated on or about the date of this Agreement between the Agent and the Borrowers or, as the case may be, the Arranger and the Borrowers setting out certain fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, each Fee Letter and any other document designated as such by the Agent and the Borrowers’ Agent.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the relevant GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable and capable of being redeemed at the option of the shareholder prior to the date falling three years from the date of this Agreement;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financing Subsidiary” means a Subsidiary of DBAG whose sole purpose is to raise financing to be on-lent to other persons within the Group.

“GAAP” means:

(a)	in respect of DBAG,

(i)	in respect of any consolidated financial statements, IFRS; and

(ii)	in respect of any unconsolidated financial statements, generally accepted accounting principles, standards and practices in Germany; and

(b)	in respect of Clearstream, generally accepted accounting principles, standards and practices in Luxembourg.

“Germany” means the Federal Republic of Germany.

“Group” means DBAG and its Subsidiaries from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness Sub-Limit” means that the aggregate outstanding principal amount of any Financial Indebtedness of Material Subsidiaries which are members of the Clearstream Group (other than Clearstream and Clearstream Banking AG) falling within paragraph (b)(vi) of Clause 20.8 (Financial Indebtedness) must not exceed €20,000,000 (or its equivalent in another currency or currencies) at any time.

“Information Memorandum” means the document in the form approved by the Borrowers concerning the Group which, at the Borrowers’ request and on their behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default Interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/[3] per cent. of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Mandatory Prepayment Event” means any event or circumstance specified in paragraphs (a) or (b) of Clause 8.2 (Change of Control).

“Margin” means 0.275 per cent. per annum.

“Material Adverse Effect” means:

(a)	in respect of DBAG, a material adverse effect on or material adverse change in the business, assets or financial condition of DBAG or the consolidated business, assets or financial condition of the Group taken as a whole which could reasonably be expected to affect adversely the ability of DBAG to perform its payment obligations under any Finance Document; and

(b)	in respect of Clearstream, a material adverse effect on or material adverse change in the business, assets or financial condition of Clearstream or the consolidated business, assets or financial condition of the Clearstream Group taken as a whole which could reasonably be expected to affect adversely the ability of Clearstream to perform its payment obligations under any Finance Document.

“Material Subsidiary” means:

(a)	International Securities Exchange Holdings Inc., Deutsche Börse Systems AG, Eurex Zürich AG, Eurex Frankfurt AG, Eurex Clearing AG, Clearstream International S.A., Clearstream, Clearstream Banking AG and Clearstream Services S.A.;

(b)	any Financing Subsidiary;

(c)

a member of the Group the total assets or total revenues of which (consolidated where that Subsidiary itself has Subsidiaries) as at the date at which its latest audited consolidated financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for 5 per cent. or more of the consolidated total assets or total revenues of the Group (all as calculated by reference to the latest audited consolidated financial statements of the Group); or

(d)	a member of the Group to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)	if a Subsidiary becomes a Material Subsidiary under paragraph (d) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (c) above, cease to be a Material Subsidiary; and

(ii)	if a Subsidiary is acquired by DBAG or another member of the Group after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be deemed for the purposes of this definition to be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements (consolidated if appropriate) until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions Relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to DBAG, the audited consolidated financial statements of the Group and the audited unconsolidated financial statements of DBAG for the financial year ended 31 December 2007; and

(b)	in relation to Clearstream, its unconsolidated audited financial statements for its financial year ended 31 December 2007.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Quasi Security” means a transaction under which any member of the Group will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group; or

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

(d)	unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means in relation to LIBOR and EURIBOR and Mandatory Cost BNP Paribas, Deutsche Bank Luxembourg S.A. and Commerzbank Aktiengesellschaft, Filiale Luxemburg or such other banks as may be appointed by the Agent in consultation with the Borrowers’ Agent.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (No Default), paragraphs (b) and (d) of Clause 18.8 (Financial statements), Clause 18.10 (No Proceedings Pending or Threatened) and Clause 18.13 (Ownership).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency));

(c)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers’ Agent and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Sub-Limit” means that the aggregate principal amount of any indebtedness which has the benefit of Security or Quasi Security granted by members of the Clearstream Group and permitted under paragraph (b)(ix) of Clause 20.3 (Negative Pledge) must not exceed €20,000,000 (or its equivalent in another currency or currencies) at any time.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetable).

“Sub-Limit” means, at any relevant time, the maximum aggregate amount of the Facility which is available to DBAG, being €400,000,000 at the date of this Agreement.

“Subsidiary” means in relation to any company or corporation, (a “holding company”), a company or corporation:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or control the composition of the majority of its board of directors or equivalent body.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means:

(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is,

open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means, subject to Clause 7.2 (Extension Option), 5 April 2012.

“Total Commitments” means the aggregate of the Commitments, being U.S.$1,000,000,000 at the date of this Agreement and which, notwithstanding any fluctuation in the relative value of currencies, shall always include the Sub-Limit (when calculated in U.S.$ at the Agent’s Spot Rate of Exchange).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers’ Agent.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“Utilisation” means a Loan.

“Utilisation Date” means the date on which a Utilisation is, or is to be, made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” shall be construed as a reference to value added tax including any similar Taxes which may be imposed in place thereof from time to time (including, for the avoidance of doubt, such Tax as may be levied in accordance with, but subject to derogation from, the Council Directive 2006/112/EC as transposed in Luxembourg by the amended law of 12 February 1979 on value added tax and in the UK by the Value Added Tax Act 1994) and any other tax of a similar nature.

“XETRA” means the fully electronic trading system for the German cash market existing on the date of this Agreement or any fully electronic trading system for the German cash market that replaces the XETRA system.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which persons subject thereto are accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility with an extension option in an aggregate amount equal to the Total Commitments (in the case of DBAG not exceeding the Sub-Limit).

2.2	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility for its general corporate purposes (including, without limitation, the provision and maintenance of stand-by liquidity).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers’ Agent and the Lenders promptly upon being so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default (or, in the case of a Rollover Loan to be made to Clearstream, no Clearstream Event of Default) is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default (or, in the case of a Loan to be made to Clearstream, no Clearstream Default) is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations deemed to be made by that Borrower are true in all material respects.

4.3	Conditions Relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is Euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Utilisation Request for that Loan.

(b)	If by the Specified Time the Agent has received a written request from the relevant Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to that Borrower by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum Number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than ten Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a Currency) shall not be taken into account in this Clause 4.4.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request no earlier than ten Business Days prior to the proposed Utilisation Date and no later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be EUR or, if the prior written consent of all Lenders has been obtained, the Base Currency or another Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of U.S.$50,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is Euro a minimum of €50,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than Euro, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions Relating to Optional Currencies) or, if less, the Available Facility;

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility; and

(v)	as regards any Loan proposed to be made to DBAG, such that the aggregate of the Euro Amount of the proposed Loan aggregated together with the total Euro Amount of any outstanding Loans made to DBAG and the total Euro Amount of any other Loans that are due to be made to DBAG on or before the proposed Utilisation Date (other than any Loans that are due to be repaid or prepaid by DBAG on or before the proposed Utilisation Date), does not exceed the lower of:

(A)	the Sub-Limit; or

(B)	when calculated in U.S.$ at the Agent’s Spot Rate of Exchange on the date that is three Business Days before the Utilisation Date of the proposed Loan or, if later, on the date that the Agent receives the Utilisation Request for the proposed Loan, the Total Commitments.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of Currency

A Borrower shall select the currency of a Loan in an Utilisation Request.

6.2	Unavailability of a Currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ Participation).

7.	REPAYMENT

7.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

7.2	Extension Option

(a)	The Termination Date of the Facility shall be extended by 364 days if:

(i)	the Borrowers acting jointly so request by notice received by the Agent not less than 30 (nor more than 60) days before the Termination Date; and

(ii)	the Agent notifies the Borrowers that any Lender has agreed to that request.

(b)	The Agent shall promptly notify each Lender of such request.

(c)	Each Lender shall notify the Agent of its decision (which shall be in its sole discretion) whether or not to agree to the request not earlier than 30 days but at least 20 days before the Termination Date or any later date prior to the Termination Date as agreed by the Borrowers, the Agent and the respective Lender. In the absence of any express agreement, no Lender shall be deemed to agree to any such extension.

(d)	The Agent shall promptly notify the Borrowers and the Lenders which Lenders (if any) have agreed to the request.

(e)	If any Lender does not agree to an extension request, then on the date which, but for the exercise of the extension option, would then be the Termination Date:

(i)	the Commitment of that Lender shall be reduced to zero (and that Lender shall cease thereafter to be a Lender under this Agreement);

(ii)	the Facility shall be reduced accordingly; and

(iii)	the Sub-Limit shall be reduced by an amount in euro (calculated at the Agent’s Spot Rate of Exchange on such date) equivalent to 40 per cent. of the Commitment of such Lender.

(f)	After the date of the 3rd Amendment there may be only one extension of the Termination Date of the Facility.

(g)	If the extension is so agreed, the Borrowers shall pay to the Agent (for the account of each Lender which has agreed to that extension) such fee as the Agent (acting on the instructions of the consenting Lenders) and the Borrower shall have agreed prior to the relevant Termination Date. Each Borrower shall be responsible for the payment of 50 per cent. of such fee.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of Control

If:

(a)	DBAG ceases to own, directly or indirectly, a majority of the issued share capital of Clearstream; or

(b)	DBAG becomes a Subsidiary of another person, or any person or group of persons acting in concert obtain control of DBAG,

then, unless the circumstances referred to in paragraph (b) above occur as a result of a Permitted Change of Control Event,

(i)	the Borrowers’ Agent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if the Majority Lenders so require, the Agent shall, by not less than 30 days’ notice to the Borrowers’ Agent, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

For the purpose of this Clause 8.2:

(i)	“control” shall be construed in accordance with the meaning given to “controlled” in the definition of “Subsidiary”; and

(ii)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate through the acquisition by any of them, either directly or indirectly, of shares in DBAG, to obtain or consolidate control of DBAG.

(iii)	“Permitted Change of Control Event” means the business combination of DBAG and NYSE Euronext in relation to which DBAG will become a Subsidiary of a holding company incorporated under the laws of The Netherlands (“Dutch Holdco”) for the purposes of enabling the interdependent transactions contemplated by the business combination agreement dated 15 February 2011 between DBAG and NYSE Euronext to be carried out by way of (1) a one step merger of NYSE Euronext with a US Subsidiary of Dutch Holdco and (2) the takeover by the Dutch Holdco of the shares in DBAG.

8.3	Voluntary Cancellation

The Borrowers acting jointly may, if they give the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$50,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably and shall reduce the Sub-Limit by an amount in euro (calculated at the Agent’s Spot Rate of Exchange on the date the cancellation takes effect) equivalent to 40 per cent. of the cancelled amount.

8.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of U.S.$50,000,000 or, if such Loan is denominated in euro, by a minimum amount of €50,000,000).

8.5	Right of Repayment and Cancellation in Relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by a Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax Gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 13.3 (Tax Indemnity) or Clause 14 (Increased Costs),

the Borrowers acting jointly may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to repay that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero. Any cancellation under this Clause 8.5 shall reduce the Sub-Limit by an amount in euro (calculated at the Agent’s Spot Rate of Exchange on the date the cancellation takes effect) equivalent to 40 per cent. of the Commitment of that Lender.

(c)	On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments or the Sub-Limit cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrowers’ Agent or the affected Lender, as appropriate.

9.	INTEREST

9.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default Interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the relevant Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of Rates of Interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between that Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the applicable Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of Quotations

Subject to Clause 11.2 (Market Disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market Disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest

Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative Basis of Interest or Funding

(a)	If a Market Disruption Event occurs and the Agent or the relevant Borrower so requires, the Agent and that Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the relevant Borrower, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate to the relevant Borrower confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment Fee

(a)	The Borrowers shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.10 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)	Each Borrower shall be responsible for the payment of 50 per cent. of any accrued commitment fee.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement Fee

The Borrowers shall pay to the Agent for the account of the Arranger an arrangement fee in the amount and proportions and at the times agreed in a Fee Letter.

12.3	Participation Fee

The Borrowers shall pay to the Agent (for the account of each Lender) a participation fee in the amount and proportions and at the times agreed in a Fee Letter.

12.4	Agency Fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and proportions and at the times agreed in a Fee Letter.

12.5	Utilisation Fee

(a)	The Borrowers shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed:

(i)	at the rate of 0.10 per cent. per annum on each Lender’s participation in the Loans, for any day on which the amount of its participation in the Loans exceeds 33 per cent. of the amount of its Commitment on that day; or

(ii)	at the rate of 0.20 per cent. per annum on each Lender’s participation in the Loans, for any day on which the amount of its participation in the Loans exceeds 66 per cent. of the amount of its Commitment on that day.

(b)	Each Borrower shall be responsible for the payment of 50 per cent. of any accrued utilisation fee.

(c)	In relation to any day on which a Lender’s Commitment equals zero but its participation in the Loans does not, for the purpose of calculating the utilisation fee its Commitment shall be deemed to be the amount at which it stood immediately before it first equalled zero.

(d)	The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of a Lender’s Commitment at the time the cancellation is effective or, if later, the day on which the last part of its participation in the Loans becomes repayable.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by a Borrower to a Finance Party under Clause 13.2 (Tax Gross-up) or a payment under Clause 13.3 (Tax Indemnity).

(b)	In this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax Gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	A Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the relevant Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax Indemnity

(a)	Each Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document in relation to that Borrower provided that where such Tax cannot be attributed to a specific Borrower, the Borrowers shall pay the amount suffered for or on account of such Tax to the Protected Party in the Borrower Proportion.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax Gross-up).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers’ Agent.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit

(a)	If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Borrower.

(b)	If any Finance Party makes any payment to the Borrower pursuant to paragraph (a) above and such Finance Party subsequently determines that such Tax Credit in respect of which such payment was made was not available, has been withdrawn or that it was unable to use such Tax Credit in full, the Borrower shall reimburse such Finance Party such amount as such Finance Party determines, in its reasonable discretion, is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained, fully used and retained by such Finance Party.

13.5	Stamp Taxes

Each Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document in relation to that Borrower (other than those relating to any transfer or assignment under Clause 22 (Changes to the Lenders) except where any such transfer or assignment is made while an Event of Default is continuing) provided that where such stamp duty, stamp duty land tax, registration or other similar Tax cannot be attributed to a specific Borrower, the Borrowers shall pay and indemnify that Finance Party against such cost, loss or liability in the Borrower Proportion.

13.6	Value Added Tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (and such Supplier shall promptly provide an appropriate VAT invoice to such Party). The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.	INCREASED COSTS

14.1	Increased Costs

(a)	Subject to Clause 14.3 (Exceptions), each Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates in relation to that Borrower as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement provided that where such Increased Cost cannot be attributed to a specific Borrower, the Borrowers shall pay the amount of such Increased Cost in the Borrower Proportion.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is directly attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim promptly upon becoming aware thereof, following which the Agent shall promptly notify the Borrowers’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by a Borrower;

(ii)	compensated for by Clause 13.3 (Tax Indemnity) (or would have been compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax Indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or of its obligations under the Finance Documents.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency Indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other Indemnities

Each Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any DBAG Event of Default (in the case of DBAG) or any Clearstream Event of Default (in the case of Clearstream);

(b)	a failure by that Borrower to pay any amount due from that Borrower under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by that Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by that Borrower.

15.3	Indemnity to the Agent

Each Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default in respect of that Borrower; or

(b)	acting or relying on any notice, request or instruction from or relating to that Borrower which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross-up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Borrower under the Finance Documents.

16.2	Limitation of Liability

(a)	DBAG shall, or shall procure that Clearstream shall, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction Expenses

DBAG shall, or shall procure that Clearstream shall, promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of (subject to any limits agreed between the Borrowers, the Arranger and the Agent):

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment Costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of Currency), DBAG shall, or shall procure that Clearstream shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement Costs

Each Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document in relation to that Borrower provided that where such costs and expenses cannot be attributed to a specific Borrower, the Borrowers shall pay the amount of such costs and expenses to the relevant Finance Party in the Borrower Proportion.

18.	REPRESENTATIONS

Each Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement provided that a Borrower shall make such representations and warranties only in respect of itself and, where specified in this Clause 18, its Subsidiaries.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business in each jurisdiction in which it owns assets or carries on business.

18.2	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it to the extent that it would reasonably be expected to have a Material Adverse Effect in respect of the relevant Borrower;

(b)	in the case of Clearstream, any law or regulation applicable to banks in Luxembourg;

(c)	its constitutional documents; or

(d)	any agreement or instrument binding upon it or any of its assets to the extent that it would reasonably be expected to have a Material Adverse Effect in respect of the relevant Borrower.

18.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and Admissibility in Evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	No Default

(a)	No Event of Default is continuing or will result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would reasonably be expected to have a Material Adverse Effect in respect of the relevant Borrower.

18.7	No Misleading Information

(a)	Any factual information provided by it for the purposes of the Information Memorandum was true and accurate in all material respects at the date thereof or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions which, to the best of its knowledge and belief, are reasonable at the date thereof.

(c)	To the best of its knowledge and belief, nothing has been omitted from the Information Memorandum and no information has been given or withheld that results in the information, projections and assumptions contained in the Information Memorandum being untrue or misleading in any material respect as at the date thereof and nothing has occurred since that date which has that result which has not been notified to the Lenders or published generally.

18.8	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the relevant GAAP and, unless disclosed in the notes thereto, consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations as at 31 December 2007 and as at 31 December 2007 there were neither any material liabilities, direct or indirect, actual or contingent of it nor any material unrealised or anticipated losses incurred by it from unfavourable commitments which were not disclosed by or reserved against in the Original Financial Statements or in the notes thereto (in accordance with the relevant GAAP).

(c)	Since 31 December 2007, there has been no material adverse change in its business or financial condition (or, in the case of DBAG, the business or financial condition of the Group taken as a whole or, in the case of Clearstream, the business or financial condition of the Clearstream Group taken as a whole) which would reasonably be expected to have a Material Adverse Effect in respect of the relevant Borrower.

(d)

The most recent financial statements delivered by it pursuant to Clause 19.1 (Financial Statements) fairly represent its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up and were prepared using the relevant GAAP and accounting practices consistent with those applied in the preparation of its Original Financial Statements save where one of the exceptions in paragraphs (b)(i) or (b)(ii) of Clause 19.2 (Requirements as to Financial Statements) applies.

18.9	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.10	No Proceedings Pending or Threatened

To the best of its knowledge after due enquiry no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined, and which would, if adversely determined reasonably be expected to have a Material Adverse Effect in respect of the relevant Borrower have, at the date of this Agreement, been started or credibly threatened against it or any of its Subsidiaries.

18.11	No Security

(a)	No Security or Quasi Security exists over all or any of its assets (and, in the case of DBAG, the assets of its Material Subsidiaries) other than Security or Quasi Security permitted under Clause 20.3 (Negative Pledge).

(b)	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with and will not cause any Security to arise over or attach to all or any part of its revenues or assets (or, in the case of DBAG, the revenues or assets of its Material Subsidiaries) nor oblige it (or, in the case of DBAG, any of its Material Subsidiaries) to create any such Security (in each case other than Security permitted under Clause 20.3 (Negative Pledge)).

18.12 Solvency

(a)	Neither DBAG nor any other member of the Group has taken any corporate action nor, to the best of its knowledge, have any legal proceedings or other procedure or step been taken, started or threatened against it or any other member of the Group for its administration, liquidation or re-organisation (other than a solvent liquidation and/or re-organisation of a member of the Group other than DBAG or Clearstream) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any material part of its assets or revenues.

(b)

Neither Clearstream nor any other member of the Clearstream Group has taken any corporate action nor, to the best of its knowledge, have any legal proceedings or other procedure or step been taken, started or threatened against it or any other member of the Clearstream Group for its administration, liquidation or re-organisation (other than a solvent liquidation and/or re-organisation of a member of the Clearstream Group other than Clearstream)

or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any material part of its assets or revenues.

18.13	Ownership

Clearstream is an indirect majority-owned Subsidiary of DBAG.

18.14	Repetition

The Repeating Representations applicable to it are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The undertakings are made by each Borrower on a several basis with respect to itself and, where specified in this Clause 19, with respect to its Subsidiaries.

19.1	Financial Statements

(a)	DBAG shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years, its audited consolidated and unconsolidated financial statements for that financial year; and

(ii)	as soon as the same become available, but in any event within 60 days after the end of each of its financial quarters (other than the fourth financial quarter), its consolidated financial statements for that financial quarter.

(b)	Clearstream shall (and DBAG shall procure that Clearstream will) supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years, its audited consolidated (if any) and unconsolidated financial statements for that financial year; and

(ii)	as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years, its consolidated (if any) and unconsolidated financial statements for that financial half year.

19.2	Requirements as to Financial Statements

(a)

Each set of financial statements delivered by a Borrower pursuant to Clause 19.1 (Financial Statements) shall be certified by a director of that Borrower as fairly representing its (or, as the case may be, its consolidated)

financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	Each Borrower shall procure that each set of financial statements delivered by it pursuant to Clause 19.1 (Financial Statements) is prepared using the relevant GAAP and accounting practices consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements:

(i)	any such inconsistency is disclosed in the notes to or Anhang of those financial statements; or

(ii)	it notifies the Agent that there has been a material change in the relevant GAAP and the accounting practices and its auditors deliver to the Agent:

(A)	a description of any material change necessary for those financial statements to reflect the relevant GAAP and accounting practices upon which that Borrower’s Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and that Borrower’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which that Borrower’s Original Financial Statements were prepared.

19.3 Information: Miscellaneous

(a)	DBAG shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) all documents dispatched by DBAG to its shareholders (or any class of them) generally at the same time as they are dispatched.

(b)	Each Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	promptly information about any assignment and/or change in or loss of its long term debt credit rating assigned by S&P; and

(ii)	promptly, such further information regarding the financial condition, business, assets and operations of it or any of its Subsidiaries as any Finance Party (through the Agent) may from time to time in accordance with normal market practice and regulatory requirements reasonably request.

19.4	Notification of Default and Mandatory Prepayment Events

(a)	Each Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) or Mandatory Prepayment Event promptly upon becoming aware of its occurrence provided that Clearstream shall only be obliged to provide such notification in respect of any Default or Mandatory Prepayment Event which is applicable to it.

(b)	Promptly upon a request made by the Agent to a Borrower, that Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if any such Default is continuing, specifying that Default and the steps, if any, being taken to remedy it) provided that Clearstream shall only be obliged to supply certificates in respect of Defaults applicable to it.

19.5	Use of Websites

(a)	Each Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by that Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both that Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between that Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the relevant Borrower accordingly and that Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the relevant Borrower and the Agent.

(c)	A Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	its Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for its Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto its Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto its Designated Website is amended; or

(v)	that Borrower becomes aware that its Designated Website or any information posted onto its Designated Website is or has been infected by any electronic virus or similar software.

If a Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by that Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto a Designated Website. The relevant Borrower shall comply with any such request within ten Business Days.

19.6	“Know your customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The undertakings are made by each Borrower on a several basis on behalf of itself and, where specified in this Clause 20, its Subsidiaries or Material Subsidiaries.

20.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent (on request by the Agent) of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation:

(i)	to enable it to perform its obligations under the Finance Documents; and

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party; and

(iii)	in the case of Clearstream only, to enable it to duly carry on its business as a banking institution in Luxembourg.

20.2	Compliance with Laws

(a)	Each Borrower shall (and shall ensure that each of its Subsidiaries will) comply in all respects with all laws to which it may be subject, if failure so to comply would be likely to have a Material Adverse Effect in respect of the relevant Borrower.

(b)	Clearstream shall (and DBAG shall procure that Clearstream will) comply in all material respects with all laws and regulations concerning banking institutions to which it may be subject and shall maintain any necessary banking licence.

20.3	Negative Pledge

(a)	No Borrower shall (and DBAG shall ensure that no Material Subsidiary will and Clearstream shall ensure that no member of the Clearstream Group will) create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any netting or set-off arrangement entered into by a relevant entity in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any Security or Quasi-Security arising in the ordinary course of the relevant entity’s day-to-day business activities on the basis of customary general business conditions and not due to a default;

(iii)	any Security or Quasi-Security arising by operation of law and in the ordinary course of the relevant entity’s day-to-day business activities (or by an agreement evidencing the same) and not due to a default;

(iv)	any Security or Quasi-Security arising under the General Business Conditions of German banks (Allgemeine Geschäftsbedingungen) used by any bank or financial institution in respect of its branch offices in Germany;

(v)	any Security or Quasi Security over or affecting any asset acquired by any relevant entity after the date of this Agreement if:

(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that asset by that entity; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that entity;

(vi)	any Security or Quasi Security over or affecting any asset of any relevant entity which becomes a member of the Group after the date of this Agreement, where the Security or Quasi Security is created prior to the date on which that relevant entity becomes a member of the Group, if:

(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(vii)	any Security or Quasi-Security created or permitted to subsist by Clearstream International S.A. or any of its Subsidiaries or Eurex Clearing AG or any other future Subsidiaries which engage in clearing house or custodian functions in the ordinary course of providing banking, clearing, settlement, custody and related services, including, for the avoidance of doubt, a pledge by Clearstream from time to time of its Eligible Assets to the Central Bank in order for Clearstream to obtain short-term credit facilities provided by the Central Bank;

(viii)	any Quasi-Security constituted by a transaction permitted pursuant to paragraphs (b)(ii) and (b)(iii) of Clause 20.4 (Disposals); or

(ix)	subject to the Security Sub-Limit, any Security or Quasi Security securing or in respect of indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security other than any permitted under paragraphs (i) to (viii) above) does not exceed €100,000,000 (or its equivalent in another currency or currencies).

20.4	Disposals

(a)	No Borrower shall (and DBAG shall ensure that no member of the Group will and Clearstream shall ensure that no member of the Clearstream Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of all or any part of its assets which is substantial in the context of, in the case of DBAG, the Group as a whole or, in the case of Clearstream, the Clearstream Group taken as a whole.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of the day-to-day business activities of the disposing entity on arm’s length terms and for fair market value;

(ii)	made by one member of the Group (other than a Borrower) to another member of the Group provided that:

(A)	members of Clearstream Group may only make disposals to other members of the Clearstream Group; and

(B)	assets acquired by a member of the Group from DBAG in accordance with paragraph (iii) below after the date of this Agreement may only be disposed of to a wholly-owned Subsidiary of DBAG;

(iii)	made by DBAG to a wholly-owned Subsidiary of DBAG;

(iv)	of obsolete or redundant assets which are not required for the efficient operation of its business in each case on normal commercial terms and on an arm’s length basis; or

(v)	of assets in exchange for other assets comparable or superior as to type, value and quality.

20.5	Merger

(a)	No Borrower shall (and DBAG shall ensure that no member of the Group will and Clearstream shall ensure that no member of the Clearstream Group will):

(i)	acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing) whether by way of share purchase or otherwise; or

(ii)	enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)	Paragraph (a) above does not apply to the following:

(i)	a consolidation or merger by a Borrower with or into a wholly-owned subsidiary of that Borrower (provided that Borrower is the surviving entity) except for a merger by DBAG into a member of the Clearstream Group;

(ii)	a consolidation or merger by a member of the DB Ex Group with or into DBAG (provided DBAG is the surviving entity) or a wholly-owned subsidiary of DBAG (other than a member of the Clearstream Group) or any member of the Eurex Group;

(iii)	a consolidation or merger by a member of the Clearstream Group with or into Clearstream or any member of the Clearstream Group (provided that in a consolidation or merger involving Clearstream, Clearstream is the surviving entity);

(iv)	the acquisition by a member of the Group of any share or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a disposal permitted under Clause 20.4 (Disposals);

(v)	the investment by a member of the Group in another member of the Group, except for any investment by a member of the Clearstream Group in a member of the DB Ex Group or any investment by a member of the DB Ex Group in a member of the Clearstream Group;

(vi)	an acquisition of any business or all of the issued share capital of a limited liability company where the consideration given by the acquiring member of the Group and the total purchase price of such transaction does not exceed €200,000,000 (or its equivalent in another currency or currencies); or

(vii)	an acquisition of any business or all of the issued share capital of a limited liability company where the consideration given by the acquiring member of the Group consists solely of shares in DBAG or of such shares and other consideration comprising no more than 25 per cent. of the total value of the consideration given for such transaction and the total purchase price of such transaction does not exceed €1,000,000,000 (or its equivalent in another currency or currencies).

20.6	Loans or Credit

(a)	No Borrower shall (and DBAG shall ensure that no member of the Group will and Clearstream shall ensure that no member of the Clearstream Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to the following:

(i)	a loan made by a member of the Group to another member of the Group;

(ii)	loans made or credits granted by DBAG, Clearstream, Clearstream Banking AG, Eurex Repo GmbH, Eurex Bonds GmbH, Eurex Clearing AG, International Securities Exchange Holdings Inc., and International Securities Exchange LLC in the ordinary course of their day-to-day business activities; and

(iii)	any loan not falling within paragraphs (i) to (ii) above the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) of any guarantees at that time which are permitted under paragraph (b)(vi) of Clause 20.7 (Guarantees), exceed €75,000,000 (or its equivalent in another currency or currencies).

20.7	Guarantees

(a)	No Borrower shall (and DBAG shall ensure that no member of the Group will and Clearstream shall ensure that no member of the Clearstream Group will) issue or allow to remain outstanding any guarantee in respect of any liability or obligation of any person.

(b)	Paragraph (a) above does not apply to the following:

(i)	any guarantee issued in respect of any liability or obligation of another member of the Group;

(ii)	any customary indemnity to a purchaser in relation to a disposal permitted under Clause 20.4 (Disposals);

(iii)	any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances for members of the Group;

(iv)	any guarantee or indemnity given by DBAG, Clearstream, Clearstream Banking AG, Eurex Repo GmbH, Eurex Bonds GmbH, Eurex Clearing AG, International Securities Exchange Holdings Inc., and International Securities Exchange LLC in the ordinary course of their day-to-day business activities;

(v)	any indemnity given to the chamber of industry and commerce (Industrie- und Handelskammer) Frankfurt am Main in respect of pension claims of certain former employees of the chamber of industry and commerce (Industrie- und Handelskammer) Frankfurt am Main whose employment contracts have been transferred to DBAG; and

(vi)	any guarantee not falling within paragraphs (i) to (v) above where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under paragraph (b)(iii) of Clause 20.6 (Loans or Credit), at any time exceed €75,000,000 (or its equivalent in another currency or currencies).

20.8	Financial Indebtedness

(a)	DBAG shall ensure that no Material Subsidiary and Clearstream shall ensure that no Material Subsidiary which is a member of the Clearstream Group (other than, in each case, Clearstream, Clearstream Banking AG, Eurex Repo GmbH, Eurex Bonds GmbH and Eurex Clearing AG) will incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to the following:

(i)	any Financial Indebtedness arising under any Finance Document;

(ii)	any Financial Indebtedness arising under a loan or guarantee permitted under Clause 20.6 (Loans or Credit) or Clause 20.7 (Guarantees);

(iii)	any Financial Indebtedness arising under the bond issued by Deutsche Börse Finance S.A. in the amount of €500,000,000 and maturing in May 2008;

(iv)	(for the avoidance of doubt) the participation rights issued by Eurex Frankfurt AG and subscribed for by SWX Swiss Exchange AG (a stock corporation incorporated under the laws of Switzerland) and outstanding at the date of this Agreement;

(v)	any Financial Indebtedness incurred or permitted to subsist by Clearstream Services S.A. provided that the aggregate amount of all such Financial Indebtedness does not exceed €250,000,000 (or its equivalent in another currency or currencies); and

(vi)	subject to the Indebtedness Sub-Limit, any Financial Indebtedness of Material Subsidiaries (other than Clearstream, Clearstream Banking AG, Eurex Repo GmbH, Eurex Bonds GmbH and Eurex Clearing AG) not falling within paragraphs (i) to (v) above, the aggregate outstanding principal amount of which does not at any time exceed €150,000,000 (or its equivalent in another currency or currencies).

20.9	Pari Passu

Each Borrower shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.10	Change of Business

Each Borrower shall procure that no substantial change is made to the general nature of its business (and DBAG shall procure that no substantial change is made to the general nature of the business of any Material Subsidiary and Clearstream shall procure that no substantial change is made to the general nature of the business of any Material Subsidiary which is a member of the Clearstream Group) from that carried on at the date of this Agreement.

20.11	Insurance

Each Borrower shall (and DBAG shall ensure that each Material Subsidiary will and Clearstream shall ensure that each Material Subsidiary which is a member of the Clearstream Group will) maintain insurance coverage which is adequate for the nature of the business conducted by it.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default.

21.1	Non-payment

A Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days after notice by the Agent to the relevant Borrower.

21.2	Other Obligations

A Borrower does not comply with any other provision of the Finance Documents unless the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of the Agent giving notice to that Borrower and that Borrower becoming aware of the failure to comply.

21.3	Misrepresentation

Any representation or statement made or deemed to be made by a Borrower in the Finance Documents or any other document delivered by or on behalf of a Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within ten Business Days of the earlier of the Agent giving notice to that Borrower and that Borrower becoming aware of the misrepresentation.

21.4	Cross Default

(a)	Any Financial Indebtedness of any Borrower or Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Borrower or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any Borrower or Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Borrower or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than U.S.$25,000,000 (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)	Any Borrower or Material Subsidiary is unable or admits inability to pay its debts as they fall due (Zahlungsunfähigkeit in the case of DBAG or any other Material Subsidiary located in Germany), becomes overindebted (Überschuldung in the case of DBAG or any other Material Subsidiary located in Germany), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling its indebtedness generally.

(b)	A moratorium is declared in respect of the indebtedness generally of any Borrower or Material Subsidiary.

21.6	Insolvency Proceedings

(a)	With respect to DBAG or any Material Subsidiary located in Germany, a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or threatened to be filed (such threat not to be frivolous) or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set forth in Section 17 et seq. German Insolvency Code (Insolvenzordnung) or an insolvency court takes steps as set out in Section 21 German Insolvency Code.

(b)	With respect to Clearstream or any Material Subsidiary located outside Germany, any corporate action, legal proceedings (other than proceedings which are either vexatious or frivolous and being contested by appropriate means) or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of its indebtedness generally, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of Clearstream or such Material Subsidiary other than a solvent liquidation or reorganisation;

(ii)	a composition, compromise, assignment or arrangement with the creditors generally of Clearstream or such Material Subsidiary;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Clearstream or such Material Subsidiary or any of its assets (other than a wholly insubstantial part thereof), or any analogous procedure or step is taken in any jurisdiction with respect to Clearstream or any Material Subsidiary located outside Germany.

21.7	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects any material asset or material assets of a Borrower or a Material Subsidiary and is not discharged within 30 days.

21.8	Failure to Comply with Judgment

A Borrower fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction within 30 days of such final judgment or final order.

21.9	Cessation of Business

A Borrower or any Material Subsidiary ceases to carry on all or substantially all of its business unless the prior written consent of the Agent (acting on the instructions of the Majority Lenders) has been obtained therefor in respect of that Borrower or Material Subsidiary.

21.10	Unlawfulness

It is or becomes unlawful for a Borrower to perform any of its obligations under the Finance Documents.

21.11	Repudiation

A Borrower repudiates a Finance Document or evidences in writing an intention to repudiate a Finance Document.

21.12	Operation of Business

DBAG ceases to operate, directly or indirectly, the Frankfurt Stock Exchange and/or EUREX and/or XETRA, either as Trägergesellschaft or otherwise in accordance with applicable laws.

21.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers take the following actions:

(a)	in the event of a Clearstream Event of Default:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled and the Facility shall cease to be available to both Clearstream and DBAG; and/or

(ii)	cancel the Sub-Limit with respect to DBAG whereupon it shall immediately be cancelled and the Facility shall cease to be available to DBAG; and/or

(iii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Lenders;

(b)	in the event of a DBAG Event of Default:

(i)	cancel the Sub-Limit with respect to DBAG only whereupon it shall immediately be cancelled and the Facility shall cease to be available to DBAG; and/or

(ii)	declare that all or part of the Loans made to DBAG, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans made to DBAG be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Lenders.

22.	CHANGES TO THE LENDERS

22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of Assignment or Transfer

(a)	The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)	The consent of the Borrowers to an assignment or transfer must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given their consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrowers within that time.

(c)	The consent of the Borrowers to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	satisfaction of the Agent with the results of all “know your customer” or other checks relating to any person that are required to be carried out in relation to such assignment to a New Lender, which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for Transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under

Clause 13 (Tax gross-up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,000.

22.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied the Existing Lender and New Lender have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrowers and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrowers and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Certificate to Clearstream

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to Clearstream a copy of that Transfer Certificate.

22.7	Disclosure of Information

Each Finance Party must keep confidential any information supplied to it by or on behalf of any Borrower or any other member of the Group except for any such information which is already in the public domain at the time of disclosure other than as a result of a breach by a Finance Party of this Clause. Each Finance Party may only disclose such information to:

(a)	any other Finance Party;

(b)	any of its Affiliates and any of its or its Affiliates’ officers, directors and employees to the extent necessary to obtain a credit approval or any other internal regulatory purpose or any administrative requirement;

(c)	to its or any of its Affiliates’ auditors, legal, tax and other professional advisers upon their request but in each case only where the same are advising on matters relating to the Finance Documents or performing their auditing functions and provided that the same are required to keep that information confidential (whether by way of a specific undertaking or due to a professional duty of confidentiality binding on them);

(d)	any person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(e)	any person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or a Borrower; or

(f)	any person (i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of it or any of its Affiliates are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its affairs or the affairs of any of its Affiliates to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, provided that before any information is disclosed to any person referred to in paragraphs (d) and (e) above, the person to whom the information is to be given must first have entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

23.	CHANGES TO THE BORROWERS

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.	ROLE OF THE AGENT AND THE ARRANGER

24.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and Discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrowers’ Agent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Borrowers.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for Documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, a Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

24.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by a Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and Clearstream.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and Clearstream, in which case the Majority Lenders (after consultation with Clearstream) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with Clearstream) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with Clearstream, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

24.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with Clearstream) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Borrower other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial Payments).

26.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial Payments).

26.3	Recovering Finance Party’s Rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	PAYMENT MECHANICS

27.1	Payments to the Agent

(a)	On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to a Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

27.3	Distributions to a Borrower

The Agent may (with the consent of the relevant Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5	Partial Payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of that Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Borrower.

27.6	No Set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

27.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with Clearstream); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with Clearstream) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of a Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to a Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers’ Agent in accordance with this Clause 29 will be deemed to have been made or delivered to each of the Borrowers.

29.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic Communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is prima facie evidence of the matters to which it relates.

30.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required Consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that:

(i)	has the effect of changing the definitions of “Clearstream Default”, “Clearstream Event of Default”, “Clearstream Group”, “DB Ex Group”, “DBAG Event of Default” or “Group” in Clause 1.1 (Definitions); or

(ii)	has the effect of changing or which relates to:

(A)	the definition of “Majority Lenders” in Clause 1.1 (Definitions); or

(B)	an extension to the date of payment of any amount under the Finance Documents; or

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable; or

(D)	an increase in or an extension of any Commitment or the Sub-Limit; or

(E)	a change to the Borrowers; or

(F)	any provision which expressly requires the consent of all the Lenders; or

(G)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	CONFIRMATION PURSUANT TO SECTION 8 GERMAN MONEY LAUNDERING ACT (GESETZ ÜBER DAS AUFSPÜREN VON GEWINNEN AUS SCHWEREN STRAFTATEN)

Each Borrower hereby confirms to each Lender that all Loans to be drawn by it under this Agreement have or will solely be drawn of its own account and that, accordingly, each Borrower qualifies as economic beneficiary (wirtschaftlich Berechtigter) under Section 1 paragraph 6 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten).

36.	CONFIRMATION PURSUANT TO CHAPTER 2 OF THE LUXEMBOURG MONEY LAUNDERING ACT (LOI DU 12 NOVEMBRE 2004 RELATIVE A LA LUTTE CONTRE LE BLANCHIMENT ET CONTRE LE FINANCEMENT DU TERRORISME)

Each Borrower hereby confirms to each Lender that all Loans to be drawn by it under this Agreement have or will solely be drawn of its own account and that they shall be the economic beneficiary of such Loans.

37.	GOVERNING LAW

This Agreement and any non-contractual obligation arising out of or in connection with it are governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

(a)	irrevocably appoints or instructs Clearstream Banking S.A., London Regional Office, 1 Canada Square, Floor 42, Canary Wharf, London E14 5DR to act as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (U.S.$)
BNP Paribas Succursale de Luxembourg	70,750,000
Deutsche Bank Luxembourg S.A.	70,750,000
Commerzbank Aktiengesellschaft, Filiale Luxemburg	70,750,000
Barclays Bank PLC	60,000,000
UniCredit Luxembourg S.A.	60,000,000
Intesa Sanpaolo S.p.A., Frankfurt Branch	60,000,000
JPMorgan Chase Bank, N.A.	60,000,000
Lloyds TSB Bank plc, Belgium	60,000,000
Morgan Stanley Bank, N.A.	60,000,000
Citibank International plc	60,000,000
Bank of Montreal Ireland plc	47,250,000
Danske Bank A/S	47,250,000
DZ Bank AG	45,500,000
ING Bank N.V.	45,500,000
Sumitomo Mitsui Banking Corporation	45,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	45,500,000
Skandinaviska Enskilda Banken AB (publ)	40,000,000
Banque et Caisse d’Epargne de l’Etat, Luxembourg	26,250,000
Banco Bilbao Vizcaya Argentaria, S.A.	25,000,000
TOTAL	1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Borrowers

(a)	In respect of DBAG a certified up-to-date extract from the Commercial Register (Handelsregister) and a certified copy of DBAG’s Articles of Association (Satzung).

(b)	In respect of Clearstream:

(i)	a certified copy of the Articles of Association of Clearstream; and

(ii)	a certified copy of an excerpt of the records pertaining to Clearstream held at the Luxembourg Register of Commerce and Companies as of a date not going back more than one month prior to the date of the 3rd Amendment.

(c)	In respect of DBAG, a confirmation of an authorised signatory of DBAG that the resolution authorising all steps necessary to (i) extend the syndicated credit facility dated 6 May 2008 to be documented by the amendment and restatement agreement to this Agreement dated 9 April 2009 and (ii) sign such amendment and restatement agreement and authorizing all future extensions amendments, supplements and novations of such agreement (as contained in the minutes of the meeting of DBAG’s management board (Vorstand) held on 31 March 2009 entitled “Minutes of the Meeting of the Group Executive Board of Deutsche Börse AG on 31.03.2009” and certified by Christian Paulußen on 1 April 2009) has not been amended or revoked and is correct, complete and in full force and effect as at the date of the 3rd Amendment.

(d)	In respect of Clearstream, a certified copy of the resolution of the applicable board or committee(s) approving the terms of, and the transactions contemplated by, the 3rd Amendment and resolving that it executes the 3rd Amendment.

(e)	A certificate of an authorised signatory of each Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the 3rd Amendment and setting out the names and signatures of each person authorised to execute the Finance Documents to which it is a party on its behalf and to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

2.	Legal opinions

(a)	A legal opinion of White & Case LLP Frankfurt, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing the 3rd Amendment.

(b)	A legal opinion of White & Case LLP Frankfurt, legal advisers to the Agent in Germany, substantially in the form distributed to the Original Lenders prior to signing the 3rd Amendment.

(c)	A legal opinion of Arendt and Medernach, legal advisers to the Agent in Luxembourg, substantially in the form distributed to the Original Lenders prior to signing the 3rd Amendment.

(d)	A legal opinion of DBAG’s legal department substantially in the form distributed to the Original Lenders prior to signing this Agreement and confirming, inter alia, that a supervisory board resolution is not required to authorise the entry by DBAG into the 3rd Amendment.

2.	Miscellaneous

Evidence that the extension fee as per clause 3 (Extension Fee) of the 3rd Amendment and restatement agreement hereto has been paid.

SCHEDULE 3

UTILISATION REQUEST

From: [Name of relevant Borrower]

To:  Deutsche Bank Luxembourg S.A.

Dated:

Dear Sirs

Clearstream Banking S.A. and Deutsche Börse AG - U.S.$1,000,000,000 Facility Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•] *

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•].

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

*	To be EUR unless the prior written consent of the Lenders has been obtained to make a Utilisation in another currency.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B -D) + E × 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default Interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with Clearstream and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:  Deutsche Bank Luxembourg S.A. as Agent

From: [•] (the “Existing Lender”) and [•] (the “New Lender”)

Dated:

Clearstream Banking S.A. and Deutsche Börse AG - U.S.$1,000,000,000 Facility Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for Transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for Transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of Responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

Deutsche Bank Luxembourg S.A.

By:

SCHEDULE 6

TIMETABLE

“D - ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in U.S.$	Loans in other currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions Relating to Optional Currencies))	Not applicable	D – 6 10:00 a.m.	D – 6 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions Relating to Optional Currencies))	Not applicable	D – 6 3:00 p.m.	D – 6 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions Relating to Optional Currencies))	Not applicable	D – 5 1:00 p.m.	D – 5 1:00 p.m.

Agent notifies the relevant Borrower if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions Relating to Optional Currencies)	Not applicable	D – 5 5:00 p.m.	D – 5 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D – 3 10:00 a.m.	D – 3 10:00 a.m.	D – 4 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)	D – 3 11:00 a.m.	D – 3 11:00 a.m.	D – 4 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

	Loans in euro	Loans in U.S.$	Loans in other currencies
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a Currency)	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a Currency)	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.